Exhibit 99.1 Sarah Zaozirny Director - Investor Relations
Investor Update	Issue Date:	September 2, 2004

This report contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2003 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the cost-reducing initiatives discussed, some of which will depend, among other matters, on our ability to implement such initiatives. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Current News

Earlier today, Continental announced that it has identified $200 million additional annual pre-tax cost savings in order to further reduce the gap between revenue and expenses. The cost savings items are expected to provide approximately $125 million of pre-tax benefits in 2005 and, when fully implemented by 2007, a run-rate annual pre-tax benefit of $200 million. These cost savings include a reduction of approximately 425 positions through staff reductions, attrition and the elimination of unfilled positions, the majority of which involve management and clerical positions. In addition, Continental is continuing to negotiate savings from numerous suppliers and continuing to pursue other savings initiatives, including a variety of fuel savings, facilities cost reductions, reductions in distribution costs, and technology-enabled productivity enhancements.

As mentioned above, although the cost savings items are primarily expected to provide benefits in 2005 and beyond, there is a small amount of savings related to the staff reductions that will impact the remainder of 2004. The savings are reflected in the attached cost guidance.

As announced previously, our Board of Directors has elected Executive Vice President Jeffery Smisek to be president of the company when Larry Kellner assumes the new responsibilities of chairman and chief executive officer at the end of the year. Continental also announced changes in several other top positions as part of a broader management realignment.

Third Quarter 2004 results are expected to include pre-tax charges of approximately $20 million primarily related to future lease payments and return conditions in connection with MD80 aircraft retirements in the third quarter.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
During the third quarter, Continental expects to record approximately $12 million related to the tax-sharing agreement with ExpressJet. Continental expects to receive a total of approximately $48 million for the full year 2004 and $25 million in 2005 related to this agreement. For more information regarding this tax-sharing agreement, please see our 2003 10-K.

Targeted Cash Balance
Excluding any potential cash contributions to our pension plan, Continental anticipates ending the third quarter of 2004 with an unrestricted cash and short-term investments balance between $1.4 and $1.5 billion. We expect to make a decision regarding the funding of the pension plan by mid-September 2004.

Debt & Capital Lease Payments
Debt principal & Capital Lease payments for the third quarter 2004 are estimated to be approximately $170 million.

Advanced Bookings - Six Week Outlook
Advanced bookings outlook by region through mid-October is as follows:

Domestic bookings are running slightly ahead of last year. We expect third quarter domestic load factor be about a point higher than last year. Domestic yields remain weak. Furthermore, we expect increased downward pressure on yoy yield performance for the month of September.

Transatlantic bookings are running about two points ahead of last year. We expect third quarter Transatlantic load factor will be slightly higher than last year despite a capacity increase in this region of 25%.

Latin bookings are averaging about a point ahead of last year. We expect our third quarter Latin load factor will be about flat yoy despite a capacity increase in this region of more than 14%.

Pacific bookings are well ahead of last year. We expect third quarter Pacific load factor will improve yoy by approximately 5-6 pts.

2004 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Regional	0.5% 14.4% 25.4% 4.4% 7.2% 19.0%	2.5% 11.5% 21.0% 10.5% 7.6% 23.5%
2004 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Mainline Regional	80 - 81% 75 - 76%	76 - 77% 71 - 72%
2004 Estimate (cents)
Mainline Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM (Cost per Available Seat Mile) Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM Less Fuel, Fuel Taxes & Special Items (c)	9.43 - 9.48 0.09 9.34 - 9.39 1.85 7.49 - 7.54	9.59 - 9.64 0.12 9.47 - 9.52 1.78 7.69 -7.74

2004 Estimate (cents)
Consolidated Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM less Fuel, Fuel Taxes & Special Items (c)	10.24 - 10.29 0.08 10.16 - 10.21 1.97 8.19 - 8.24	10.43 - 10.48 0.11 10.32 - 10.37 1.90 8.42 - 8.47

Consolidated is defined as mainline plus regional.

2004 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	345 Million 68 Million $1.18	1,325 Million 263 Million $1.13

Please note that we have changed the presentation of fuel price per gallon to include related taxes on fuel.
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Third Quarter Third Quarter Total Fourth Quarter Fourth Quarter Total	20% 25% 45% 20% 25% 45%	$32.00/Barrel $40.00/Barrel $36.40/Barrel $32.00/Barrel $40.00/Barrel $36.50/Barrel
2004 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$225 $170 $105 $90	$890 $660 $415 $350

Continental Airlines, Inc. Tax Computation
2004 Estimate
	3rd Qtr.(E)	Full Year(E)
Taxes on Profit/(Loss*) Permanent Tax Differences Total Tax	Tax Rate of 36.8% $ 2.5 Million Sum of the Above	Tax Rate of 36.8% $10 Million Sum of the Above	Debit /(Credit) Debit Debit/(Credit)

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

*Continental expects to have minimal ability to benefit future book losses, subject to recognition of hedge or other gains.

Cash Capital Expenditures	2004 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$60 100 65 $225 (110) $115

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:
Third Quarter 2004 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Net Loss	66.3 66.3 66.3 66.3	75.4 71.3 66.3 66.3	$3.6 $1.4 -- --
Full Year 2004 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $141 Between $75 - $141 Between $0 - $75 Net Loss	66.1 66.1 66.1 66.1	75.3 71.2 66.2 66.1	$14.2 $5.7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,077	$ 2,088	$ 8,086	$ 8,128
Items Excluded
Special Items (a)	$ (20)	$ (20)	$ (105)	$ (105)
Aircraft Fuel & Related Taxes	$ (407)	$ (407)	$ (1,497)	$ (1,497)
Operating Expenses - Non GAAP	$ 1,650	$ 1,661	$ 6,485	$ 6,527

ASMs (millions)	22,030	22,030	84,320	84,320

CASM-GAAP (cents)	9.43	9.48	9.59	9.64
CASM Excluding Special Items (b)	9.34	9.39	9.47	9.52
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (c)	7.49	7.54	7.69	7.74

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,532	$ 2,545	$ 9,878	$ 9,925
Items Excluded
Special Items (a)	$ (20)	$ (20)	$ (105)	$ (105)
Aircraft Fuel & Related Taxes	$ (487)	$ (487)	$ (1,794)	$ (1,794)
Operating Expenses - Non GAAP	$ 2,025	$ 2,037	$ 7,979	$ 8,026

ASMs (millions)	24,730	24,730	94,705	94,705

CASM-Non-GAAP (cents)	10.24	10.29	10.43	10.48
CASM Excluding Special Items (b)	10.16	10.21	10.32	10.37
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (c)	8.19	8.24	8.42	8.47

(a) Special items include $55 million, $30 million and $20 million of pre-tax charges during the first, second and third quarters of 2004, respectively, primarily relating to MD80 aircraft retirements.

(b) Cost per available seat mile excluding special items is computed by subtracting special items from operating expenses and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, fuel taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount and special items from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.